Exhibit 5.01

September 25, 2017

Cloudera, Inc.
395 Page Mill Road
Palo Alto, CA 94306

Gentlemen/Ladies:
At your request, we have examined the Registration Statement on Form S-1 (File Number 333-220494) (the “Registration Statement”) initially filed by Cloudera, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on September 15, 2017, as subsequently amended on September 25, 2017, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 13,800,000 shares (the “Stock”) of the Company’s Common Stock (the “Common Stock”), which number of shares includes up to 10,800,000 shares of Common Stock (the “Selling Stockholder Shares”) to be sold by certain selling stockholders (the “Selling Stockholders”), which includes Stock that is presently issued and outstanding and Stock that is issuable upon the settlement of restricted stock units (“RSUs”) to be settled concurrent with the offering on the Registration Statement.
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	The Company’s Restated Certificate of Incorporation, filed and certified by the Delaware Secretary of State on May 3, 2017 (the “Restated Certificate”);

(2)	The Company’s Amended and Restated Bylaws, adopted by the Company’s Board of Directors (the “Board”) on May 3, 2017 (the “Restated Bylaws”);

(3)	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(4)	The prospectus prepared in connection with the Registration Statement (the “Prospectus”).

(5)
Minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and the Company’s stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate and the Restated Bylaws were approved.

(6)	Minutes of meetings and actions by written consent of the Board and Stockholders at which, or pursuant to which, the issuance of the Selling Stockholder Shares (and

September 25, 2017

the approval of the RSUs, and the settlement thereof, under which certain of the Selling Stockholder Shares are issuable) were approved, and the sale and issuance of the Stock and related matters were adopted and approved.

(7)
The stock records of the Company that the Company has provided to us (consisting of a certificate from the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, dated September 22, 2017, verifying the number of the Company’s issued and outstanding shares of capital stock as of September 22, 2017, and a statement prepared by the Company as to the number of issued and outstanding options, restricted stock units and any additional shares of capital stock reserved for future issuance in connection with the Company’s 2008 Equity Incentive Plan, 2017 Equity Incentive Plan and 2017 Employee Stock Purchase Plan as of September 22, 2017).

(8)
A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated September 22, 2017, stating that the Company is qualified to do business in good standing under the laws of the State of Delaware.

(9)
The agreements under which the Selling Stockholders acquired or will acquire the shares of Common Stock to be sold by them as described in the Registration Statement, including the form of RSU agreements and the Company's 2008 Equity Incentive Plan pursuant to which certain of such Selling Stockholder Shares are issuable.

(10)	The custody agreements, payment instructions and powers of attorney signed by the Selling Stockholders in connection with the sale of the Stock as described in the Registration Statement.

(11)	An opinion certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations.
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, and of the Delaware General Corporation Law and reported judicial decisions relating thereto.
In connection with our opinion expressed in paragraph (1) below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

September 25, 2017

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.
Based upon the foregoing, we are of the following opinion:
(1)    the up to 3,000,000 shares of the Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board and to be adopted by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable.
(2)     the up to 10,800,000 Selling Stockholder Shares to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable; provided, however, that with respect to those Selling Stockholder Shares to be sold by certain of the Selling Stockholders that will be issued upon the settlement of RSUs prior to such sale, such Selling Stockholder Shares will be validly issued, fully paid and nonasessable when issued in accordance with the terms of the RSU agreements under which such Selling Stockholder Shares are issuable and the resolutions of the Board and/or its committee(s) granting such RSUs and determining their settlement, and when sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.
This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.
[Signature Page Follows]

September 25, 2017

Very truly yours,
/s/ Fenwick & West LLP

FENWICK & WEST LLP